Exhibit 99.4

INSTRUCTION TO REGISTERED HOLDER
From Beneficial Owner
of
12% Senior Notes due 2017
of
General Maritime Corporation

To DTC Participant:

The undersigned hereby acknowledges receipt of the prospectus dated            , 2010 (the “Prospectus”) of General Maritime Corporation (the “Company”), and accompanying Letter of Transmittal (the “Letter of Transmittal”) that together constitute the Company's offer (“Exchange Offer”) to exchange $2,000 principal amount and integral multiples of $1,000 in excess thereof of 12% Senior Notes due 2017 (“Series B Notes”) of the Company for each $2,000 principal amount and integral multiples of $1,000 in excess thereof of outstanding 12% Senior Notes due 2017 (“Series A Notes”) of the Company. Capitalized terms used but not defined have the meanings assigned to them in the Prospectus.

The undersigned understands and agrees that the Company has filed a registration statement to register the Series B Notes under the Securities Act of 1933, as amended (the “Securities Act”), and will not accept for exchange any Series A Notes until the registration statement has become effective under the Securities Act.

This will instruct you as to the action to be taken by you relating to the Exchange Offer with respect to the Series A Notes held by you for the account of the undersigned.

The aggregate face amount of the Series A Notes held by you for the account of the undersigned is (fill in amount):

$                of Series A Notes

With respect to the Exchange Offer, the undersigned hereby instructs you (check one of the following boxes):

☐	To TENDER the following Series A Notes held by you for the account of the undersigned (insert principal amount of Series A Notes to be tendered (if any)):

$                of Series A Notes
or

☐	NOT to TENDER any Series A Notes held by you for the account of the undersigned.

If the undersigned instructs you to tender Series A Notes held by you for the account of the undersigned, it is understood that you are authorized to make on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representations, warranties and agreements contained in the Letter of Transmittal that are to be made with respect to the undersigned as a beneficial owner, including but not limited to the representations that (i) the Series B Notes to be acquired pursuant to the Exchange Offer will be received in the ordinary course of business; (ii) there is no arrangement or understanding with any person or entity to participate in the distribution of the Series B notes; (iii) if the undersigned is a broker-dealer that will receive Series B notes for the undersigned’s own account in exchange for Series A notes, acquired those Series A notes as a result of market-making activities or other trading activities and the undersigned will deliver a prospectus, as required by law, in connection with any resale of such Series B notes; and (iv) the undersigned is not an “affiliate,” as defined in Rule 405 of the Securities Act of the Company or any subsidiary guarantor.

SIGN HERE

Signature(s) of Owner(s)

Date:

Name(s):

(Please Print)

Capacity (Full
Title):

Address:

(Include Zip Code)

Area Code and Telephone
Number:

Tax Identification or Social Security
Number(s):